Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

JOINT VENTURE CONTRACT

BETWEEN

SAIC MOTOR CO. LTD.

AND

A123 SYSTEMS HONG KONG LIMITED

FOR THE ESTABLISHMENT OF

SHANGHAI ADVANCED TRACTION BATTERY SYSTEMS CO., LTD.

DECEMBER 16, 2009

[The signed agreement includes a Chinese language version of the agreement.]

i

JOINT VENTURE CONTRACT

THIS JOINT VENTURE CONTRACT is entered into on December 16, 2009 by and between:

SAIC Motor Co., Ltd. (“SAIC Motor” or “Party A”), a corporation incorporated and existing pursuant to the laws of the People’s Republic of China (“PRC”) and having its main business office at No 489, Weihai Road, Shanghai, PRC, and

A123 Systems Hong Kong Limited (“Party B”), a company incorporated and existing under the laws of Hong Kong Special Administrative Region and having its registered address at 5705, 57th Floor, The Center, 99 Queen’s Road, Central, Hong Kong.

Party A and Party B are collectively referred to herein as the “Parties” and individually as a “Party”.

ARTICLE 1

GENERAL PROVISIONS

1.1          Preliminary Statement.

Through friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties have agreed to establish an equity joint venture enterprise, using advanced technology and modern management methods for the development, production and sale of the vehicle battery systems in accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (“Joint Venture Law”), the implementing regulations issued thereunder (“Joint Venture Regulations”), other relevant laws and regulations of PRC, and the provisions of this Joint Venture Contract (this “Contract”).

1.2          Definitions.

The following term as used in this Contract shall have the meanings set forth bellow:

“A123” shall mean A123 Systems, Inc., a corporation organized and existing under the laws of the State of Delaware in the United States.

An “Affiliate” of a Party means a company, State-owned enterprise, corporation, partnership, trust or other entity directly or indirectly Controlling or Controlled by the Party or under direct or indirect common Control with the Party.  For the purpose of this definition “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of registered capital or voting securities, by contract or otherwise, and includes, without limitation (i) ownership directly or indirectly of fifty percent (50%) or more of the shares or other equity interests in issue or registered capital of such entity, (ii) ownership, directly or indirectly of fifty percent (50%) or more of the voting power of such Person or (iii) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such entity, and the terms “Controlled” and “Controlling” shall have correlative meanings.

“AIC” means the competent branch of the State Administration for Industry and Commerce of the PRC.

“Ancillary Agreements” means the agreements related to this Contract at the time or after this Contract is signed, to be executed by and between the Company and one Party or the Parties, including the Technology License Contract, Trademark License Contract, Lease Contract in respect of the Company’s initial operating premises and the Letter of Intent regarding Production Programs.

“Approval Authority” means the competent bureau of commerce responsible for examining and approving the establishment of the Company, this Contract and the Articles of Association.

“Articles of Association” means the articles of association of the Company formulated and signed by the Parties pursuant to and consistent with this Contract and approved by the Approval Authority.

“Board” means the board of directors of the Company.

“Breaching Party” means a Party which has materially breached this Contract.

“Change of Control” means, with respect to a Party (the “Acquired Party”), the acquisition by any Third Party, which is an original equipment manufacturer (OEM) of automotives with operations in China or a “tier one” supplier of automotive components with operations in China, of more than 50% of the voting securities of the Acquired Party, or the completion of a merger of the Acquired Party into a Third Party, which is an original equipment manufacturer (OEM) of automotives with operations in China or a “tier one” supplier of automotive components with operations in China, whereby the Acquired Party is not the surviving entity.

“Company” means the joint venture company to be established pursuant to the laws of PRC and the terms and conditions of this Contract.

“Confidential Information” shall have the meaning set forth in Article 21.1(1) of this Contract.

“Deadlock” means any matter involving a value in excess of RMB [**] which the Board votes upon in accordance with the requirements of this Contract or Articles of Association and which results in a tie vote in [**] consecutive meetings, or which the Board is unable to decide on due to the failure of the Board to achieve a quorum after [**] consecutive attempts to convene a meeting due to non-attendance of the Directors appointed by one Party.

“Employee” means any employee of the Company, including members of the Company’s Management Team.

“Establishment Date” means the date on which the business license of the

Company is issued by the relevant administration for industry and commerce.

“Event of Force Majeure” shall have the meaning set forth in Article 28.1 of this Contract.

“Feasibility Study” means the feasibility study report setting out the business plan and key operating assumptions for the first [**] years of the Company’s operations, jointly prepared by the Parties, and approved by the Approval Authority, which shall include the business plan dated December 10, 2009 (version 7.0) in the form of the excel spreadsheet with the document identification “New JV Business Modelv7.0.xls”, including any modifications requested by the Approval Authority and agreed by both Parties.

“Independent Appraiser” means one of the “Big Four” international accounting firms to be jointly selected by the Parties, provided that if required by applicable PRC law for a valuation of Party A’s equity interest in the Company, the selected accounting firm shall select an independent and competent appraiser qualified to perform appraisals of State-owned assets and instruct such appraiser to perform the necessary valuation using the valuation method and principles set out in Article 24.3 to the fullest extent permitted by PRC law.

“Insolvency Event” means one Party (the “Affected Party”) enters into bankruptcy, liquidation, reorganization, arrangement, restructure or similar proceedings under the bankruptcy laws or under the laws of any jurisdiction; the Affected Party makes a general assignment for the benefit of creditors; A receiver, liquidator, assignee, custodian, trustee, or other similar official is appointed for some or all of the business or property of the Affected party; the Affected Party becomes insolvent or generally fails to pay its debts as they become due.

“Intellectual Property” means (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (g) copies and tangible embodiments thereof.

“[**] Program” means a production program for PHEVs/ EVs developed by SAIC Motor or its Affiliates which will incorporate battery systems manufactured by and purchased from the Company.

“Letter of Intent regarding Production Programs” means the binding letter of intent entered into by the Parties (or a Party’s Affiliate) in their own capacities as well as on behalf of the Company prior to its establishment, in relation to the supply of battery cells for the [**] Program and other PHEV and EV programs, which shall be executed before or simultaneous with the execution of this Contract.

“Licensed Technology” has the definition in the Technology License Contract entered into by Party B as licensor and the Company as licensee.

“Management Team” means the committee in charge of the Company’s daily operations, consisting of the General Manager, the Deputy General Manager, Chief Financial Officer (“CFO”), Chief Technology Officer (“CTO”), Head of Sales, Head of Manufacturing and Head of Purchasing and other first level department managers the Board may appoint to be part of the Management Team.  Members of the Management Team may be referred to in this Contract as “managers”.

“PRC” means for the purpose of this Contract, the People’s Republic of China, excluding Hong Kong SAR, Macau SAR and Taiwan.

“Products” means complete Vehicle Traction Battery Systems (defined below) and modules primarily used in hybrid electric and pure electric vehicles.

“Purchase Price” means the price of the equity interest in the Company subject to sale from one Party to another, determined according to Article 24.3.

“RMB” means Renminbi, the lawful currency of the PRC.

“Recourse Financing” means for the purpose of this Contract, a type of financing in which the lender, in the event of default by the borrower (i.e. the Company), not only has recourse against the Company, but also against such security as is provided by the Company’s shareholders (i.e. Party A or Party B) in relation to such borrowing.

“Registered Auditor” means an internationally recognized accounting firm registered in PRC (and qualified to evaluate state-owned assets, if required by PRC laws) which is capable of performing accounting work meeting Chinese domestic accounting standards, United States’ Generally Accepted Accounting Standards and engaged by the Company to examine and verify the annual accounts.

“SAIC Group” means Shanghai Automotive Industry Corporation (Group), its Affiliates and all other companies, enterprises and other legal person entities in which it has a direct or indirect ownership interest, regardless of size of ownership interest or degree of management control.

“SAIC Motor” means SAIC Motor Corporation Limited, a company duly organized and existing under the laws of PRC and having its principal office at 489 Weihai Road, Shanghai.

“Third Party” means any individual, firm, enterprise, corporation, agency,

organization or person within or outside the PRC including, but not limited to, any Affiliate of either Party and any enterprise or corporation affiliated with any successor-in-interest to either Party.

“Three Funds” has the meaning described in Article 18.5(b).

“Vehicle Traction Battery System” means a complete energy storage system for a vehicle, comprising of battery cells, modules, a battery management system, a cell balance circuit, monitoring/sensing, a thermal management system, a safety management system, other components and physical integration, but shall not mean the individual components, such as battery cells, as stand-alone products, unless otherwise decided by the Board and subject to the execution of relevant technology license contracts between Party B and the Company.

1.3          Headings.  The headings of articles hereof are inserted for convenience only and neither limit nor amplify the provisions of this Contract.

1.4          References.

(a)           References to PRC law in this Contract shall include any laws, regulations, rules, and regulatory documents publicly promulgated by the relevant PRC authorities (including central and local authorities) and amended from time to time.

(b)           Words in the singular form may be interpreted as referring to the plural and vice versa. Words denoting the masculine include a reference to the feminine and neutral and vice versa.

ARTICLE 2

PARTIES TO THE CONTRACT

2.1          Parties.

The Parties to this Contract are as follows:

Party A:                 SAIC Motor Co., Ltd., a company incorporated and existing pursuant to the laws of PRC and having its main business address at No. 489, Weihai Road, Shanghai, China.

The legal representative of Party A is:

Name:                     [**]

Position:                Chairman of the board

Nationality:           Chinese

Party B:                  A123 Systems Hong Kong Limited, a company incorporated and existing under the laws of the Hong Kong Special Administrative Region and having its registered address at 5705, 57th Floor, The Center, 99 Queen’s Road, Central, Hong Kong.

The legal representative of Party B is:

Name:                     [**]

Position:                Director

Nationality:           American

ARTICLE 3

REPRESENTATION AND WARRANTIES OF PARTIES

3.1          Representation and Warranties of Party A.  Party A hereby represents and warrants to Party B as follows:

(a)           Party A is a corporation duly organized, validly existing and in good standing under the laws of PRC, and is listed on the Shanghai Stock Exchange.

(b)           Party A has full legal right, power and authority to execute and deliver this Contract and all of the agreements and documents referred to in this Contract to which it is Party and to observe and perform its obligations hereunder and thereinafter.

(c)           Party A has taken all appropriate and necessary corporate actions to authorize the execution and delivery of this Contract and all of the agreements and documents referred to in this Contract to which it is a Party and to authorize the performance and observance of the terms and conditions hereof and thereof.

(d)           Party A has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the agreements and documents referred to in this Contract to which it is a Party and to observe and perform its obligations hereunder and thereinafter provided, however that this Contract is subject to the approval of the Approval Authority before the same may become effective.

(e)           Except as disclosed in Schedule B, Party A has not established any business, whether in the form of a wholly-owned subsidiary, joint venture company or other type of business entity or arrangement, in any part of the world, which competes with the Products or A123’s battery cell business.

(f)            The representations made by Party A within the scope of this Contract are true, accurate, complete and not misleading.

3.2          Representations and Warranties of Party B.  Party B hereby represents and warrants to Party A as follows:

(a)           Party B is company duly organized, validly existing and in good standing under the laws of Hong Kong SAR.

(b)           Party B has full legal capacity to execute and deliver this Contract and all of the agreements and documents referred to in this Contract to which it is a Party and to observe and perform its obligations hereunder and thereinafter.

(c)           Party B has taken all appropriate and necessary corporate actions to authorize the execution and delivery of this Contract and all of the agreements and documents referred to in this Contract to which it is a Party and to authorize the performance and observance of the terms and conditions hereof and thereof.

(d)           Party B has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the agreements and documents referred to in this Contract to which it is a Party and to observe and perform its obligations hereunder and thereinafter provided, however that this Contract is subject to the approval of the Approval Authority before the same may become effective.

(e)           Except as disclosed in this Article 3.2(e) and in Schedule B, Party B has not established any business, whether in the form of a wholly-owned subsidiary, joint venture company or other type of business entity or arrangement, in any part of the PRC, which competes with the Products for sale in the PRC, except as otherwise permitted by this Contract. Except as disclosed in Schedule B, Party B has not sold any similar products which compete with the Products to any original equipment manufacturer (OEM) of automotives located in any part of the PRC.

Party A acknowledges A123 has three wholly-owned subsidiaries in the PRC existing as of the date of this Contract, namely A123 Systems Energy Materials (Changzhou) Co. Ltd., A123 Systems Energy Technology (Changzhou) Co. Ltd. and A123 Systems Energy Technology (Zhenjiang) Co. Ltd.  Party B agrees that the operation of these three subsidiaries will be in compliance with Article 22 herein.

(f)            The representations made by Party B in this Article 3.2 are true, accurate, complete and not misleading in all material respects.

ARTICLE 4

ESTABLISHMENT OF THE JOINT VENTURE COMPANY

4.1          Establishment of the Joint Venture Company.  In accordance with the Joint Venture Law and the Joint Venture Regulations and relevant Chinese laws and regulations, the Parties hereby agree to establish the Company pursuant to the terms and conditions of this Contract. The Parties shall further procure that the Company will perform its obligations as set out in this Contract.

4.2          Name and Address of the Company.

4.2.1       The name of the Company shall be

in Chinese and “Shanghai Advanced Traction Battery Systems Co. Ltd.” (abbreviated as “ATBS”) in English.

4.2.2       The initial legal address of the Company is No. 201 An Yan Road, Jiading District, Shanghai Municipality, People’s Republic of China.

4.3          Limited Liability Company.  The Company shall be a limited liability company.  Except as expressly agreed in this Contract or other agreements between the Parties and the Company from time to time, the liability of each Party with respect to the Company shall be limited to the amount of its respective subscribed capital contributions required under this Contract. Neither Party shall have any liability jointly or severally to any Third Party in respect of the debts or obligations of the Company. Subject to the foregoing, the Parties shall share the profits, and be responsible for the losses of the Company in accordance with the ratio of their respective contributions to the registered capital of the Company.

4.4          Legal Person.  The Company shall be a legal person under the laws of PRC.

4.5          Compliance with laws.  The activities of the Company shall be governed and protected by the relevant published laws, regulations, measures and rules of PRC and other applicable laws, and the interests of the Company and the investors shall be protected by PRC law.

ARTICLE 5

COMPANY’S PURPOSE, SCOPE OF BUSINESS AND SCALE OF PRODUCTION

5.1          Purpose of the Company.  The purpose of the Company is to become the leading battery system power provider with a dominant market share in China, for transportation and other applications to be mutually agreed by the Parties, thereby creating satisfactory economic results for its shareholders.  The Company will seek to achieve these goals by:

(a)           Relying on a team of outstanding employees with team work and innovation spirit;

(b)           Combining agreed resources and knowledge of both shareholders;

(c)           Vigorously enhancing technology and service; and

(d)           Constantly providing high quality customer-tailored products and services.

5.2          Scope of Business of the Company.  The business scope of the Company shall be to conduct the following operations within the PRC: research & development, integration, assembly and manufacture of complete Vehicle Traction Battery Systems and modules primarily used in hybrid electric and pure electric vehicles (the “Products”), sale of its Products and provision of technical services and other after-sales services.

5.3          Change of business scope.  If the Board unanimously decides to expand the Company’s business scope, the Parties shall cooperate to amend the business scope and obtain necessary regulatory approvals and registrations for the amendment.

5.4          Estimated Scale of Production.  The Company’s operations will be carried out in phases, as follows: (i) in Phase 1, the Company will [**].  The Board will decide when the Company will move from one phase of operations to the next and will establish corresponding working capital needs.  The initial registered capital of the Company is based on the working capital needs in Phase 1 and may be increased with the approval of the Board in later phases according to expansion plans.  The Company’s phases of operations and estimated scale of production of Products are set forth in greater detail in the Feasibility Study. The figures contained in the Feasibility Study related to production and capacity are estimates and may be either increased or decreased by the Board during actual production based on the market situation, improvements in productive capacity and other relevant factors.

5.5          Feasibility Study/ Business Plan.  In the Feasibility Study, the Parties undertook a detailed analysis of the technical and economic feasibility of the Company for the first [**] years of the Company’s operations. The Feasibility Study, which the Parties jointly prepared and presented to the competent authorities for approval, shall serve as guidance for the Company’s operations and for annual budgeting and business planning by the Management Team and the Board.  The Parties shall cause their appointed directors to adhere to the key operating assumptions, including budgets, and to achieve the sales and revenue forecasts set out in the Feasibility Study when making Board decisions, and to direct and incentivize the Management Team to do the same, subject to changing market conditions and the Company’s evolving business.

5.6          New Products.  Based on the [**] in the PRC and A123 battery cell’s [**] a majority of the Board, including a Party B-appointed director, may decide that the Company will develop, manufacture and sell battery cells [**] in the future.  Once such decision is made by Board, the Company’s launch program for the battery cell production will also take account of A123’s existing production capacity. A123 agrees to negotiate in good faith at that time to supply, at A123’s sole discretion, the necessary [**] and [**] expertise to assist the Company in this endeavor. It is contemplated that A123 will continue to sell battery cells to the Company as a supplement if the Company’s capacity cannot meet the market demand as well as support production of battery cells within the Company.  Further, A123 will consider [**].

ARTICLE 6

TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

6.1          Total Investment.  The total amount of investment in the Company shall be US$23,750,000 (Twenty Three Million Seven Hundred and Fifty Thousand United States Dollars).  The total investment includes registered capital as provided in Article 6.2 below, plus additional funds the Company may borrow.

6.2          Registered Capital.  The total amount of the registered capital of the Company shall be US$9,500,000 (Nine Million Five Hundred Thousand United States Dollars), representing approximately 40% of the total amount of investment.  The remainder of the total investment shall be raised by funds borrowed by the Company (including without limitation, direct loans or entrusted loans to the Company by the Parties in their sole discretion in proportion to the agreed ratio of contributions to the registered capital) unless, pursuant to Article 6.8, the Parties decide to increase their respective capital contributions.

(a)           Party A shall contribute the Renminbi (“RMB”) equivalent of US$4,845,000 (Four Million Eight Hundred and Forty-Five Thousand United States Dollars)] in the form of cash, comprising fifty-one percent (51%) of the registered capital of the Company.

(b)           Party B shall contribute US$4,655,000 (Four Million Six Hundred and Fifty-Five Thousand United States Dollars), comprising forty-nine (49%) of the registered capital of the Company, in the form of cash.

6.3          Rate of Exchange.  For purposes of calculating the United States dollar equivalent of capital contributions designated in RMB, the applicable exchange rate shall be the average of the buying and selling rates for United States dollars quoted by the People’s Bank of China (“PBOC”) on the date the contribution is paid.  Any losses or gains caused by fluctuations in the exchange rates after such capital contributions are paid will be borne or enjoyed by the Company and shall not affect the respective contributions of the Parties to the registered capital of the Company.

6.4          Timing of Capital Contributions.

6.4.1       Schedule.  The Parties will make their capital contributions in installments according to Schedule A of this Contract.

6.4.2       Statutory Requirements.  Pursuant to applicable Chinese laws and regulations, both Parties agree that the first installment of capital contribution will not be less than fifteen percent (15%) of the Registered Capital and shall be paid in within three (3) months after the issuance of the business license to the Company, with the remainder to be paid in within two years after the issuance of the business license to the Company in accordance with Schedule A.

6.5          Conditions Precedent to Capital Contributions.  Notwithstanding the foregoing provisions of Article 6.4 and except as required by the applicable officially published laws and regulations of the PRC, neither Party shall have any obligation to make its contributions to the registered capital of the Company unless within [**] days after the Establishment Date:

(a)           the parties thereto have entered into the Ancillary Agreements and such Ancillary Agreements have become effective;

(b)           no breach of this Contract or Event of Force Majeure shall have occurred and be continuing;

(c)           the circumstances described in Article 24.1.1(c) have not occurred; and

(d)           all of the respective representations, warranties and covenants of the Parties set forth in this Contract are true and correct in every material respect.

If, after [**] days of the Establishment Date:

(i)            any of the Ancillary Agreements has not become effective; or

(ii)           there has been a material breach of Contract which remains uncured, or an Event of Force Majeure has occurred and continues to exist; or

(iii)          any of the circumstances described in Article 24.1.1(c) has occurred; or

(iv)          one or more of the respective representations, warranties and covenants of the Parties set forth in this Contract is materially untrue or incorrect in any respect,

and both Parties have not waived such condition precedent, then a non-breaching Party shall not be obliged to make its capital contributions and shall have the right to exercise its options under Article 24.2.2.

6.6          Loans.  The Company may borrow funds from authorized financial institutions within or outside the PRC.  If permitted by applicable laws and regulations of the PRC, the Company may also borrow direct or entrusted funds from the Parties, on terms to be separately agreed.  In the event that the borrowings required by the Company would result in the total amount of investment of the Company exceeding the amount set forth in Article 6.1, the Parties shall amend this Contract and the Articles of Association and obtain the approval of such amendment by the Approval Authority prior to incurring such borrowing.  If the Company borrows funds from an authorized financial institution and such financial institution requires a guaranty as collateral or security for its loan, the Company may, with the approval of the Board, use its own assets as collateral and issue its own guarantees and similar instruments to secure the loans.

6.7          Government Grants.  The projected income statement for the Company upon which the Company’s total investment and registered capital were calculated assumes that an additional [**]% of the Company’s registered capital will be made available for the Company’s use through grants from the [**] government.  If the Company’s actual working capital is insufficient and the Company has not received the [**]% grant, both Parties will amicably negotiate the provision of an entrusted loan of equivalent funds to the Company bearing interest at a favorable rate no higher than the [**] rate in the PRC. The loan shall be provided by one Party or both Parties in good faith based on the understanding and assumptions underlying this Contract.

6.8          Increases in Registered Capital.  To meet additional capital requirements of the Company as determined by the Board unanimously, and if the Company has reached its borrowing limit based on the debt-equity ratio prescribed under PRC law, the Parties may agree, but shall not be obligated, to make additional contributions to the Company’s registered capital in the amount of any necessary financing, in accordance with their respective percentage interests in the Company’s registered capital, or in any other ratio and on such terms as the Parties may agree and subject to unanimous approval by the Board and the approval of the Approval Authority.

6.9          Reduction in Registered Capital.  During the term of the Company, the Company shall not reduce the amount of its registered capital, unless justified by change of the total investment and/or production scale of the Company. Any reduction of the registered capital of the Company shall require the unanimous approval of the Board and the approval of the Approval Authority.

6.10        Investment Certificates.  After the Parties have made capital contributions, the Company shall engage an accountant registered in PRC to verify the contributions. Upon the issuance of a verification report by such accountant, the Company shall issue an investment certificate to each of the Parties in accordance with the Joint Venture Law.

ARTICLE 7

TRANSFER OF THE EQUITY INTEREST

7.1          Transfer to Third Party other than an Affiliate.

(1)           Subject to the provisions of paragraphs (2) and (3) of Article 7.3 below, any Party who has fully injected its capital contribution into the Company may only assign, sell or otherwise dispose of all or part of its equity interest in the Company to a Third Party with the prior written consent of the other Party (such consent not to unreasonably withheld or delayed) and subject to the other Party’s pre-emptive right (or right of first refusal) to the Transfer.

(2)           When a Party (the “Transferring Party”) wishes to assign, sell or otherwise dispose of all or part of its equity interest in the Company to a Third Party other than an Affiliate (“Non-Affiliate Third Party”) (the “Transfer”), it shall notify the other Party in writing of (i) its wish to make the Transfer, (ii) the interest it wishes to transfer, (iii) the price of the Transfer and (iv) the identity of the proposed transferee (the “Transfer Notice”). The other Party shall have the right of first refusal to purchase such interest on terms no less favorable than those offered to or by such proposed transferee.

(3)           The other Party shall notify the Transferring Party within [**] days of the Transferring Party’s delivery of the Transfer Notice whether it will purchase the Transferring Party’s interest in the Company.  If the other Party in response expresses that it will exercise its right to purchase the Transferor Party’s interest in the Company, such response will have binding effect on the other Party.  If the other Party does not give consent to the intended transfer, it shall purchase the Transferor Party’s interest under transfer.  If the other Party fails to respond to the Transfer Notice within the aforementioned [**] day period, it shall be deemed to have agreed to the Transfer to the proposed transferee on the terms specified in the Transfer Notice, and the Transferring Party shall assign, sell or otherwise dispose of such interest to such proposed transferee, on the terms and conditions set out in the Transfer Notice. The Transferring Party shall provide the other Party with a duplicate of the executed written agreement with the transferee within [**] days of the execution of the agreement.

(4)           In any instance where Party A is the Transferring Party and to the extent that Party B’s right to purchase all or part of Party A’s interest in the Company pursuant to the above-described right of first refusal is subject to restrictions under relevant PRC laws and regulations, Party B undertakes to exercise its right in good faith.  With good cause, Party B will have the right to refuse to consent to the intended Transfer, but shall endeavor to designate a qualified transferee to make such purchase on its behalf on terms no less favorable than those offered to or by any other intended transferee.  If no such qualified transferee is identified or agrees to purchase pursuant to the above, the Parties will negotiate in good faith a commercially reasonable solution that does not hinder Party A’s ability to sell its interest but also does not force Party B into a joint venture with a third party.

7.2          Transfer to an Affiliate.

(1)           Notwithstanding the foregoing, the Parties agree that either Party may transfer all or any part of its registered capital interest in the Company to any of its Affiliates for tax or other reasons related to reasonable business reorganizations in accordance with the following process: the Transferring Party will notify the other Party of any such intended transfer and the other Party will communicate any concerns or objections to the Transferring Party within [**] business days.  The Transferring Party will endeavor to address any such concerns and the other Party shall then give its consent and cause its appointed directors to give their consent to any such transfer if (i) the proposed Affiliate assignee has sufficient capability to perform the assigning Party’s obligations under this Contract and (ii) the Transfer will not adversely affect the Company’s business and implementation of any agreements to which the Company is a party.

(2)           If the assignee of such equity interest under Article 7.2(1) ceases to be an Affiliate of the Transferring Party, prior to the assignee ceasing to be an Affiliate the Transferring Party together with the assignee shall procure the transfer back to the Transferring Party or another Affiliate of the Transferring Party of all of such equity interest held by the assignee.

7.3          General Transfer Provisions.  Any transfer under Article 7 shall not become effective unless:

(1)           such transfer has been approved by the other Party in the case of transfers pursuant to Article 7.1;

(2)           the transferee has agreed in writing to be bound by all the terms of this Contract and shall acquire relevant rights and assume corresponding obligations and responsibilities of the Transferring Party under this Contract;

(3)           Such transfer shall be approved by relevant Approval Authorities; and

(4)           The assignee shall assume the obligation of providing guarantee or security in relation to the Recourse Financing pro rata to the assignee’s equity interest in the Company in accordance with this Contract, or where any of the relevant lenders does not permit such arrangement the Transferring Party shall continue to be obligated to provide the guarantee or security.

7.4          Encumbrance of Registered Capital.  Neither Party shall mortgage, pledge or otherwise encumber all or any part of its contribution to the registered capital of the Company without the prior written consent of the other Party.

7.5          Investment Certificates.  Upon any Transfer by a Party of all or any part of its registered capital interest in the Company pursuant to this Article 7, the Transferring Party shall turn in to the Company for cancellation its investment certificate issued by the Company, and the Company shall issue in its place a new investment certificate or certificates, as appropriate.

ARTICLE 8

CHANGE OF CONTROL

8.1          The Acquired Party shall notify the other party (the “Non-Acquired Party”) in writing (the “Change Notice”) of any proposed Change of Control which may affect the Acquired Party.  Such Change Notice shall be given no later than the earlier of (a) the public announcement of the proposed Acquisition, or (b) the signing by the Acquired Party of a binding memorandum of understanding or letter of intent in relation to the proposed Acquisition.

8.2          Upon receiving the Change Notice, the Non-Acquired Party shall have the right to initiate, upon written notice given no later than [**] calendar days following receipt of the Change Notice (the “Notice Period”), the Change Impact Assessment pursuant to Article 8.3; provided, however, that if no such Change Impact Assessment is initiated by the Non-Acquired Party during the Notice Period, then the Non-Acquired Party shall continue to be a shareholder of the Company and party to this Contract.

8.3          Change Impact Assessment.  In the event that the Non-Acquired Party elects during the Notice Period to initiate a Change Impact Assessment, the Parties hereby agree with the following procedure (the “Change Impact Assessment”):

8.3.1       The Board shall assess, in good faith, the impact of the Change of Control on the business, management and operations of the Company.

8.3.2       If, in good faith, the majority of the Board determines that the Change of Control has caused a material adverse effect on the business, management or operations of the Company such that the Company can no longer meet the goals of this Contract as set forth in Article 1.1 and the purpose of the Company as set forth in Article 5.1, then the Non-Acquired Party shall have the right to exercise its options pursuant to Article 24.2.2.

8.4          Should the Non-Acquired Party choose to purchase some or all of the equity interest of the Company owned by the Acquired Party pursuant to Article 24.2, then the Non-Acquired Party shall pay related fees and expenses incurred in connection with the determination of the Purchase Price.

ARTICLE 9

RESPONSIBILITIES OF THE PARTIES

9.1          Responsibilities of the Parties.  In addition to its other responsibilities under this Contract, the Parties shall mutually:

(a)           assist in handling relative matters relating to the establishment of the Company, including submission of the applications to the Approval Authority and any other relevant governmental authority whose approval is required for approval of this

Contract, the registration of the Company and the issuance of the Company’s business license and the establishment of RMB and foreign exchange bank accounts;

(b)           assist the Company to handle procedures in connection with the submission of applications for, and the grant of, all necessary approvals, permits, certificates and licenses required in connection with all matters regulated by Chinese governmental authorities, including without limitation, safety and environmental matters, foreign exchange matters and approvals, and Chinese tax preferences, holidays and concessions and any other investment incentives available to or for the Company and the Parties;

(c)           assist the Company, if required, to handle procedures and obtain all relevant import and export licenses and approvals for (i) any import supply agreements and arrangements, (ii) the Company’s imported equipment, machinery, vehicles, raw materials and export products;

(d)           assist the Company to recruit appropriate management and personnel;

(e)           assist the Company to procure from abroad, at price deemed competitive by the Company, equipment, supplies and raw materials.

9.2          Responsibilities of Party A.  In addition to its other responsibilities under this Contract, Party A shall:

(a)           ensure the Company has an initial base of business through producing and supplying 100% of the battery systems and parts thereof required under the [**] Program or other replacement programs on the terms set out in the Letter of Intent regarding Production Programs,

(b)           procure that the Company signs and ratifies the Letter of Intent regarding Production Programs;

(c)           procure that the Company shall be the preferential supplier of Vehicle Traction Battery Systems for all hybrid electric/pure electric vehicles manufactured by SAIC Motor or any of its joint venture companies or wholly-owned subsidiaries, provided the terms of supply are competitive in terms of quality, service, technology and price. The detailed terms and conditions of supply will be agreed upon by the relevant purchasing entity and the Company;

(d)           assist the Company with receiving tax, duty exemption and other investment incentives the Company may be eligible for according to PRC laws and regulations applicable to Chinese-foreign joint ventures;

(e)           use its best endeavors to fully utilize its resources to determine the applicability to the Company of existing or potential preferential policies encouraging the development of the clean energy industry and to immediately notify Party B and the Company of the same;

(f)            use its best endeavors to utilize its resources and influence to assist the Company with receiving the maximum incentives available under State, provincial, municipal and local government policies encouraging the development of new energy vehicles, including government funding, subsidies, grants, loans, purchase contracts, tax exemptions and reductions, subsidized land grants or preferential rent rates for operating premises and other forms of incentives available under relevant stimulus plans for as long as the policies are available, provided that the Company will meet the relevant requirements set by the government;

(g)           use its best endeavors to assist the Company to receive cash grants from the [**] municipal or [**] district government equivalent to [**] percent ([**]%) of the Company’s total registered capital and if possible, to increase the amount of cash grants to [**]% of the Company’s total registered capital

(h)           assist the Company in promotion of its related products in the sectors Company engaged;

(i)            use best endeavors to assist the Company in obtaining government funding, subsidies, grants, loans, purchase contracts, tax exemptions and reductions, subsidized land grants, or preferential rent rates for operating premises and other forms of incentives available under stimulus plans and other preferential policies applicable to clean energy or the automotive sectors;

(j)            assist the Company to be certified as a High and New Technology Enterprise entitled to the reduced corporate income tax rate;

(k)           obtain all necessary governmental approvals for the establishment of the Company, obtain the business license of the Company, complete all post-establishment formalities and attend to other matters related to the establishment of the Company and the Company becoming operational;

(l)            assist directors and foreign personnel of Party B and the Company to obtain all necessary entry visas, travel documents and work permits;

(m)          assist the Company in its relations with local government authorities;

(n)           enter into those Ancillary Agreements to which it is a party;

(o)           as to the matters provided in Article 9.3 as regards Party B’s responsibilities, provide necessary and reasonable assistance;

(p)           to use its best endeavors to procure the Company (i) to use Party B’s Intellectual Property solely for the purposes permitted by, and strictly in accordance with, the Technology License Contract, and not for any other purpose, (ii) to promptly notify Party B of any circumstances involving the Company or any director, employee, customer or contractor of the Company which may constitute infringement of Party B’s Intellectual Property; (iii) to take all reasonable action that Party B may request in connection with its Intellectual Property to prevent infringement or unauthorized use thereof by the Company or any director, employee, customer or contractor of the Company; and (iv) not to use any Intellectual Property which includes or is covered by Party B’s Intellectual Property to design, make or sell any product to or for any third party; and

(q)           handle other matters entrusted to it by the Company and as agreed from time to time by Party A.

9.3          Responsibilities of Party B.  In addition to its other responsibilities under this Contract, Party B shall:

(a)           as requested by the Company, provide certain services to the Company to be agreed between A123 and the Company, and grant necessary advanced technology licenses to the Company, as mutually agreed, for the development, manufacture and service of the Products under a royalty and fee structure to be mutually agreed in the applicable Technology License Agreement(s) and Professional Services Agreement(s) that will compensate A123 for providing its know-how, intellectual property (to be identified by A123), engineering capabilities and technical assistance to the Company and which contains other terms and conditions acceptable to A123 and the Company.

(b)           without any limitation on Article 5.6, if the Board (including at least one director appointed by Party B) decides to engage in the development and manufacture of vehicle traction battery cells, grant the Company relevant licenses to develop and manufacture the cell of Vehicle Traction Battery Systems, provided (i) the terms and conditions of the licenses are acceptable to A123 and Company and (ii) the Company purchases certain materials from A123 (to be agreed in the relevant technology license contract) for the production of such cells;

(c)           if requested by the Company, provide after-sales services and other professional services to the Company’s customers pursuant to relevant service agreements;

(d)           supply the Company with battery cells according to the Company’s production plan and according to purchase contracts to be agreed by the Company and A123.

(e)           assist the Company in its sourcing components and related supply chain activities

(f)            enter into or cause its Affiliates to enter into those Ancillary Agreements, to which it or any of its Affiliates is a party;

(g)           assist directors and foreign personnel of Party A and the Company to obtain all necessary entry visas, travel documents and work permits;

(h)           as to the matters provided in Article 9.2 as regards Party A’s responsibilities, provide necessary and reasonable assistance;

(i)            handle other matters entrusted to it by the Company and agreed from time to time by Party B.

ARTICLE 10

PURCHASING

10.1        As a general principle, the Company shall have the right to purchase materials and components at its own discretion on domestic and foreign markets, subject to Article 10.2, Article 10.3 and other provisions in this Contract.

10.2        In accordance with the Company’s production plan, Party B will supply the Company with battery cells on terms and conditions to be agreed in good faith in relevant purchase contracts. The General Manager and Deputy General Manager, acting jointly, may approve purchases of battery cells from suppliers other than A123 subject to Article 10.3 below, if all the following conditions are satisfied: (i) A123 has been given a First and Last Look at the offering conditions and suitable time to effect changes necessary to achieve a competitive position, meaning that A123 has confirmed in writing within [**] working days after being provided by the Company with the [**] other supplier’s conditions, that it is unable to meet the other supplier’s conditions, having been provided by the Company with targets, milestones and other relevant information in writing as would be necessary for A123 to effect changes to make A123’s supply conditions reasonably competitive with the other supplier’s conditions; (ii) the Company has used its best efforts to promote to the relevant customer the use of A123 cells over all other suppliers’ cells; and (iii) there will not be a violation of Article 10.3 or Article 22.3 as a result of the purchase of cells from that other supplier.

10.3        The Company must at any time fulfill at least [**] percent ([**]%) of its cumulative cell requirements with purchases of A123 battery cells.  If at any time a quotation incorporates cells other than A123 battery cells and the usage of those non-A123 cells would cause the Company to fulfill less than [**] percent ([**]%) of its cumulative cell requirements with A123 battery cells, the Company may not issue the quotation, except with the approval of the majority of the Board including a Party B-appointed director.  Any sales quotation must be examined and approved by both the General Manager and Deputy General Manager in accordance with the above requirement to be effective.  The Parties agree to commence a review of the minimum percentage requirement on [**].  With a minimum of [**] concrete examples of the non-competitiveness of the A123 cells in the areas of [**], the Board may at that time decide based on a majority vote that includes at least one Party B-appointed director to lower the A123 cell percentage requirement. The Board shall not unreasonably withhold, condition or delay a decision in this regard. The A123 cell percentage requirement shall in no case be lower than [**] percent ([**]%).

10.4        The Company shall make its own purchasing decisions and purchases of raw materials, oil, chemical materials, spare parts of equipment and tooling needed for the business.

ARTICLE 11
OPERATION PREMISES OF THE COMPANY

Based on the Feasibility Study and the planned phases of operation, the Company may lease, purchase or build its offices and production facilities with the approval of the majority of the Board.  Party A shall use its best efforts to obtain the maximum reduction in land prices and related costs for the Company under the [**] government policies encouraging the development of the new energy vehicle industry and other policies applicable to the Company.

ARTICLE 12
LICENSE OF TECHNOLOGY AND TRADEMARKS

12.1                        Technology.  The Parties shall agree on the term sheet of the Technology License Contract by the time this Contract is signed and shall enter into, and cause the Company to enter into the Technology License Contract promptly after the Establishment Date.  Pursuant to the Technology License Contract, Party B will provide a royalty-bearing technology license to the Company to use, market and otherwise make available the Licensed Technology for purposes related to operations of the Company in China.  In consideration for the license granted under the Technology License Contract, Party A and the Company each agree that it shall not enter into any form of cooperation with any entity that engages in businesses similar to that of Party B or its Affiliates for the term of this Contract including, with respect to Party A, the business of the Company.  Each Party shall, and cause the Company to, use its respective best efforts to police copyright, trademark and patent infringement of the Licensed Technology and the Products within the PRC.

12.2                        Trademark.

(a)                                  The Company shall develop and utilize its own brand to produce and sell the Products.

(b)                                 Where Products incorporate A123 battery cells, the Company shall be required to display A123 trademarks (as designated by Party B) prominently in a manner that is visible on the outer casing of the Products, on a royalty-free basis and in accordance with other terms and conditions of the Trademark License Contract, to distinguish the origin of the battery cells.

(c)                                  The Parties shall agree substantially on the form of the Trademark License Contract at the time of signing this Contract, and shall enter into, and cause the Company to enter into the Trademark License Contract promptly after the Establishment Date.  After the Trademark License Contract has been signed, it shall be filed with the relevant trademark authorities for the record.

12.3                        Professional Services.  The Parties shall agree substantially on the form of the Professional Services Contract at the time of signing this Contract, and shall enter into, and cause the Company to enter into the Trademark License Contract promptly after the Establishment Date.  Pursuant to the Professional Services Contract, Party B shall provide the Company with continuing technical and consulting services relating to the Company’s development of the Products and use of the Licensed Technology.

ARTICLE 13
SALES AND SERVICES

13.1                        Domestic Sales.  The primary purpose of the Company shall be to develop, manufacture, market and sell Products in the PRC market.

13.2                        Exports.  The Company may export Products to the [**], and to other locations, which Party A provides [**] days’ prior written notice of to Party B, to support Party A’s manufacturing of [**] branded vehicles outside China, provided the General Manager and Deputy General Manager acting jointly determine that the vehicles manufactured outside China were developed by Party A in China and the export activity would not cause Party A to breach Article 22.

13.3                        After Sales Services.  The Company is entitled to set up its after-sales services network based on related Board approval.

ARTICLE 14
BOARD OF DIRECTORS

14.1                        Establishment.  The Board shall be established on the Establishment Date. The first meeting of the Board shall be held within [**] days after the Establishment Date.

14.2                        Composition and Term.  The Board shall consist of [**] directors, appointed as follows:

(a)                                  [**] directors to be appointed by Party A, one of whom shall be the Chairman of the Board for the first term (collectively the “Party A Directors” and individually a “Party A Director”); and

(b)                                 [**] directors to be appointed by Party B, one of whom shall be the Vice Chairman of the Board for the first term (collectively the “Party B Directors” and individually a “Party B Director”).

After the first term, Party B shall have the right to appoint the Chairman and Party A shall have the right to appoint the Vice Chairman.  Thereafter, the right to appoint the Chairman and Vice Chairman shall rotate between the Parties for terms of [**] years each. The term of office of the Board shall be [**] years, and directors may serve consecutive terms if reappointed by the appointing Party.

14.3                        Appointment and Removal of Directors.

(1)                                  Each Party shall have the right, at any time, to remove with or without cause and replace any director appointed by it (including the Chairman and Vice-Chairman), before the expiration of such director’s term. In the event that a director is removed, becomes incapacitated, dies, resigns or otherwise ceases to be a director, the Party that appointed such director shall appoint a new director to serve for the remainder of the term of office of such former director.

(2)                                  All appointments and removals and replacements of directors shall be made by written notice signed by the Party making or revoking the appointment and sent to the Company and to the other Party.

14.4                        Authority.

14.4.1              The Board shall be the Company’s highest authority. The Board shall decide on all major issues concerning the Company, including without limitation the following matters:

(1)       approving any amendment of this Contract or the Articles of Association;

(2)       approving the dissolution or liquidation of the Company;

(3)       approving the increase or reduction of the registered capital of the Company, or the transfer of a Party’s equity interest in the Company;

(4)       approving any merger, acquisition or division of the Company;

(5)       approving the Company’s annual financial budget and final accounts in accordance with the Feasibility Study, and the amount and timing of allocations to, and use of, the Three Funds (as defined in Article 18.5(a));

(6)       approving the Company’s annual production and operations plan in accordance with the Feasibility Study, including the Products that the Company will produce, and purchases of battery cells and other components required for the Company’s operations;

(7)       approving purchases by the Company of battery cells from a supplier other than A123 in accordance with Article 10.3;

(8)       deciding whether and to where the Company should export its Products except for export pursuant to Article 13.2;

(9)       approving any investment project not included in the Board-approved annual budget;

(10)         approving the Company’s plans for profit distribution and recovery of losses;

(11)         deciding on changes to the Company’s organization and management structure and operating principles;

(12)         appointing managers in the Management Team, based on nominations of the Party specified in Article 16.1, defining or redefining managers’ scopes of duties, and deciding their remuneration and benefits;

(13)         dismissing and replacing managers in the Management Team at the request of a Party;

(14)         appointing and removing the Company’s Registered Auditor, external auditors, accountants and legal counsel;

(15)         borrowing and entering into any borrowing arrangements by the Company with any Third Party or any Party;

(16)         entering into, amending, modifying, and terminating any contracts, agreements or arrangements between the Company and any Party, its Affiliates or the Company’s directors or managers;

(17)         creating any mortgage, pledge or other encumbrance over shares, equity interests, or any asset of the Company, or the provision of any guarantee, for the debts of any other person; establishing bank credit facilities or the borrowing of loans having an aggregate value in excess of RMB [**] in a single transaction or a series of related transactions, in each case, except as provided for in the relevant annual budget approved by the Board in accordance with Article 14.4.1(5);

(18)         adopting or amending the Company’s general business policies including its branding policy;

(19)         adopting or amending the Company’s internal policies and procedures regarding management of financial accounts, execution of legal documents, applicable ethical rules and ethical practices;

(20)         commencing any legal or dispute resolution proceedings involving amounts exceeding RMB [**];

(21)         approving any capital expenditure by the Company in excess of RMB [**], except as specifically provided for in the relevant annual budget approved by the Board in accordance with Article 14.4.1(5);

(22)         incorporating a subsidiary or entering into any partnership, joint venture or agency arrangement;

(23)         establishing a branch or other place of business for the Company;

(24)         selecting any site and buildings for the establishment or expansion of the Company’s operations, approving real estate lease or purchase contracts and approving the budget and plans for any construction, renovation or refurbishment of any of the Company’s operations and business premises;

(25)         opening of bank accounts and designation of signing authority;

(26)         deciding any other matter reserved to the Board by PRC law or as determined from time to time by the Parties.

14.4.2              Resolutions of the Board shall be adopted in accordance with relevant PRC laws such as the Joint Venture Law and Company Law, this Contract and the Articles of Association.

14.4.3              Resolutions with respect to the following matters shall require the unanimous approval of all of the directors of the Company, whether present and voting in person or voting by proxy at a Board meeting at which a quorum has been established:

(1)                                  amendment of this Contract or the Articles of Association;

(2)                                  dissolution or liquidation of the Company;

(3)                                  increase or reduction of the registered capital of the Company;

(4)                                  merger, acquisition or division of the Company.

14.4.4              All other resolutions shall be made by approval of a majority of the directors voting in person or by proxy at a Board meeting at which a quorum has been established, provided that at least one director appointed by Party A and one director appointed by Party B has given their approval.  The Board may also delegate certain matters for decision and implementation by the Management Team.

14.4.5              Each director shall have only one vote when voting at Board meetings. The Chairman shall not have a casting vote.

14.4.6              The directors shall observe the Articles of Association, faithfully perform their duties and protect the interests of the Company.

14.5                        Legal Representative.  The Chairman of the Board shall be the legal representative of the Company and shall act for an on behalf of the Company only pursuant to this Contract, the Articles of Association and resolutions of the Board.  If the Chairman is unable to perform his or her duties for any reason, the Chairman of the Board shall authorize the Vice Chairman of the Board, or, if the Vice Chairman cannot perform the duties under such authorization, the Chairman may authorize another director to discharge such responsibilities.  If the Chairman is unable to perform such authorization, the Board shall authorize another director to perform such duties.

14.6                        Compensation and Expenses.  Directors shall in principle serve the Company without compensation.  Expenses incurred by any directors in connection with attending meetings of the Board shall be borne by the Company.

14.7                        The Company shall indemnify each director against all claims and liabilities incurred by reason of his being a director of the Company, provided that the director’s acts or omissions giving rise to such claim or liability did not constitute willful misconduct, fraud, gross negligence or a violation of the criminal laws of the PRC.  In addition, the Company reserves the right to pursue any claims against directors who cause the Company to incur unauthorized claims or liabilities.

14.8                        Meetings.

14.8.1              The Board shall have not less than [**] meetings every year. The Chairman of the Board shall inform the directors of the date, place and agenda of the meeting in a written notice at least [**] days before the meeting is convened.

14.8.2              The first meeting of the Board shall take place within [**] from the Establishment Date. The Parties agree that the resolutions which shall be approved by the Board at such first meeting shall include, but not be limited to, the following:

(1)                                  Appointment of the managers nominated in accordance with this Contract and the Articles of Association;

(2)                                  Authorization to the Chairman of the Board or the General Manager to sign or ratify the following Contracts signed by the Parties on behalf of the Company before the establishment of the Company:

(a)                                  the Technology License Contract between the Company and Party B;

(b)                                 the Trademark License Contract between the Company and Party B;

(c)                                  the Professional Services Contract between the Company and Party B;

(d)                                 the Lease Contract relating to the Company’s initial operation premises; and

(e)                                  the Letter of Intent regarding Production Programs.

Each of the Parties agrees to cause the directors appointed by it to the Board to vote in favor to the adoption of the resolutions referred to under items (1) and (2) above at the first Board meeting in accordance with the agreement between the Parties.

14.8.3              The board may, in lieu of meeting in person, conduct any meeting by means of telephone, video conferencing, tele-presence and other electronic communications involving telephony provided that every director participating in at the meeting is able to hear and speak to all other directors present at all times.

14.8.4              In lieu of a meeting of the Board, a written resolution signed by all the directors of the Company shall have the same effect as a resolution taken by the Board in at a duly convened meeting of the Board and approved by the requisite number of directors.

14.9                        Quorum and Interim Meeting.

(1)                                  A quorum of [**] of all directors of the Company, present in person, by telephonic means by their proxies, including at least one director appointed by Party A and at least one director appointed by Party B, shall be required to conduct business at any Board meeting.  No meeting shall be held at which a quorum is not present. Except due to an Event of Force Majeure, neither Party shall unreasonably refuse to attend a Board meeting or grant a proxy for the meeting.

(2)                                  Should any director be unable to attend a meeting of the Board, he may authorize another director by written proxy to attend such meeting and vote on his or her behalf. In the event that no proxy is appointed by the absent director to attend a meeting of the Board, the absent director shall be deemed to have waived his or her right to vote at such meeting.

(3)                                  If a scheduled Board meeting cannot be held because of the lack of a quorum, such a meeting shall be automatically postponed by [**] business days.  There shall be no change to the time, venue and agenda of meeting, but the secretary of the Chairman shall send a written notice to all directors informing them of the new meeting date.

(4)                                  Upon the written request of [**] or more directors specifying the matters to be discussed, the Chairman of the Board shall convene an interim meeting of the Board.

14.10                 Minutes of Meeting.

(1)                                  Board meetings shall be conducted in English and Chinese.  The Company shall provide translation services for all meetings of the Board. As soon as possible after each meeting of the Board, minutes of the meeting shall be given to all directors for their review. Any director wishing to amend or supplement the record shall, within [**] weeks of his/her receipt of the minutes of such meeting, submit a written report containing his/her comments to the Chairman and the Vice Chairman.

(2)                                  The minutes of the meeting as finalized and adopted shall be signed by all directors attending the meeting and shall be filed to the Company with complete copies thereof being promptly distributed to the Parties and all directors. Minutes of all meetings of the Board and resolutions adopted in lieu of a meeting, in both English and Chinese shall be kept in the minute book of the Company at the Company’s legal address.

ARTICLE 15
SUPERVISORS

15.1                        The Company shall have [**] supervisors, to be appointed by each Party respectively, for a term of not more than [**] years.  The Directors or senior management and financial personnel shall not concurrently serve as supervisors of the Company.  The supervisors, if reappointed, may serve consecutive terms.

15.2                        Supervisors shall have the following responsibilities:

(1)                                  inspect the financial situation of the Company;

(2)                                  monitor the performance of corporate duties by directors and senior management; propose dismissal of directors and/or senior management who materially violate applicable laws and regulations, this Contract and/ or the Articles of Association of the Company;

(3)                                  request directors and senior management to make correction if their acts are detrimental to the interests of the Company;

15.3                        The supervisors may attend the Board meeting as non-voting delegates, and may inquire and propose to the Board in respect of issues decided by the Board.

15.4                        The supervisors shall keep all written records of the decisions and actions they made or took during their tenure as supervisor, and the copy of such record shall be provided to both Parties.

15.5                        The Company shall bear the necessary expenses of the supervisors in performing their responsibilities.

15.6                        The Company shall indemnify the supervisors from and against any and all claims and liabilities caused by the supervisors in relation to their legitimate performance of duties as supervisor to the extent that the supervisors are responsible for such claims and liabilities, provided that the acts or omissions of the supervisors causing such claims or liabilities do not constitute willful misconduct or gross negligence or violation of applicable laws and regulations, or the rules, regulations and policies of the Company.

ARTICLE 16
MANAGEMENT

16.1                        The Company shall establish a management structure as authorized by the Board to be responsible for the Company’s day-to-day operations under the authorization and supervision of the Board.  The management structure of the Company shall consist of the Management Team reporting to the General Manager and Deputy General Manager jointly.  Party A shall nominate persons for the following positions, and subject to unanimous approval of the Board of such nominations, the Board shall appoint the persons so nominated:

(a)                                  General Manager

(b)                                 Chief Financial Officer

(c)                                  Head of Purchasing

Party B shall nominate persons for the following positions, and subject to unanimous approval of the Board of such nominations, the Board shall appoint the persons so nominated:

(d)                                 Deputy General Manager

(e)                                  Chief Technology Officer

(f)                                    Head of Manufacturing

The General Manager and Deputy General Manager shall jointly nominate the Head of Sales, and the Board shall appoint the person so nominated if the Board unanimously approves the nomination.

All things being equal, the Company shall recruit people with local knowledge, experience and connections for the positions in the Management Team.

16.2                        The duties of the Management Team shall be to implement the various Board resolutions and to organize and lead the day-to-day operations management work of the Company as more fully provided in the Articles of Association. Within the scope authorized by the Board, either the General Manager or Deputy General Manager shall represent the Company in external matters in its day-to-day operations.  Within the scope authorized by the Board, the General Manager and Deputy General Manager shall jointly make decisions concerning the Company’s daily operations.  To be effective, any sales quotation issued by the Company to its customers and any written report to the Board must signed by both the General Manager and Deputy General Manager.  The other managers in the Management Team shall assist the General Manager and Deputy General Manager within their respective scopes of duties (as determined by the Board) and report to the General Manager and Deputy General Manager jointly.

16.3                        The term of the managers shall be [**] years each, subject to [**] performance reviews conducted by the Board, and shall be renewable at the end of [**] years by a majority of the Board.

16.4                        The Board shall conduct [**] performance reviews of every manager, unless a majority of the Board decides on a different frequency of review.  Upon the request of either Party at a performance review or at any time for cause, the Board shall dismiss a manager from his or her position.  If any manager is dismissed, resigns, dies or becomes incapacitated, a successor shall be nominated and appointed in the same manner set forth in Article 16.1 and Article 16.3.

16.5                        The salaries and welfare and other benefits of the personnel of the Company shall be determined by the Board with regard to PRC laws and regulations, and set in writing in the executive employment agreement between the Company and the relevant manager.

16.6                        Directors and managers may not take advantage of their position and authority in the Company to seek their own personal gain.  Without the express prior written consent of the Board, throughout the term of their service as directors and/or managers of the Company and for a period of [**] years after the termination or expiration of their service as directors and/or managers of the Company, directors and managers may not engage for their own account or for other persons (including the Parties and their respective Affiliates) in businesses that directly compete with the business of the Company, the Parties or the Parties’ Affiliates.  Except as provided in Article 21 or with the consent of the Board, directors and managers may not disclose the secrets or Confidential Information of the Company.

ARTICLE 17
PERSONNEL AND LABOR MANAGEMENT

17.1                        All matters concerning labor management of the Company, including the establishment of a trade union organization, the conclusion of labor contracts between the Company and the individual employees of the Company and the recruitment, compensation, dismissal, welfare benefits and labor insurance of employees shall be handled in accordance with the pertinent stipulations of the Joint Venture Law, the Labor Law of the PRC, the Labor Contract Law of the PRC, the Provisions of the PRC for Labor Management in Foreign Invested Enterprises and other officially published laws and regulations of the PRC related to labor and social security, and the applicable implementing measures thereunder, including all local legislation on labor management and other applicable rules and regulations.

17.2                        Subject to Article 16, the Company shall have the right directly to recruit, hire and dismiss employees in accordance with PRC law.  In all cases, the Company shall employ only those employees who are sufficiently qualified for employment as determined through open examinations.

17.3                        The Company shall sign an individual labor contract with attached code of ethics with each of its employees.  Relevant employees will also be required to sign Proprietary Information and Inventions Agreements.  Each labor contract shall include the agreement reached between the Company and the employee in question concerning the type of work, technical ability, total wages of such employee (including, but not limited to, bonuses, housing subsidies and welfare benefits) and protection of the Company’s proprietary and licensed technology and information.  Increases in wages and bonuses shall be determined by the Board upon the recommendation of the Management Team.

17.4                        The individual labor contracts for employees of the Company shall be signed in the form agreed to by the Parties prior to the execution of this Contract and upon execution thereof the individual labor contracts shall be submitted to the competent local bureau of the Ministry of Human Resources and Social Security within one month for certification.

17.5                        For so long and to the extent required by law, the Company shall pay monthly a percentage of the actual wages to be paid to the PRC employees of the Company for such month in accordance with the applicable PRC laws and as determined by the Board of Directors into the Company’s trade union fund for such trade union’s use.

17.6                        Throughout the term of their service as employees of the Company and, in the case of employees who had access to Confidential Information or Intellectual Property, a period of [**] years after the termination or expiration of their service as employees of the Company, employees may not engage for their own account or for other persons (including the Parties and their respective Affiliates) in businesses that directly compete with the business of the Company or engage in any activities that harm the interests of the Company.

ARTICLE 18
FINANCIAL AFFAIRS AND ACCOUNTING

18.1                        Accounting System.

(a)                                  The Company shall formulate its accounting rules (the “Financial and Accounting System”) and keep official books and accounts in accordance with the

Enterprise Accounting System of the PRC and other relevant Chinese laws and regulations, this Contract, the Articles of Association and, to the extent not inconsistent with the published laws and regulations of the PRC, keep another set of books in accordance with the United States generally accepted accounting principles (“US GAAP”) for A123’s use.  The Company shall bear all costs related to compliance with US GAAP.

(b)                                 The financial year of Company shall run from January 1 to December 31 of the same calendar year. All accounting records, vouchers, bonds and statements of the Company shall be made and kept in the Chinese language. All important financial statements shall be prepared in Chinese and English and require written confirmation of the chief financial officer and then the approval and signature by the General Manager and such financial statements shall be true and complete and shall fairly represent the financial position of the Company as of the date of each such statement and the results of operations for the fiscal period covered thereby.

(c)                                  The Financial and Accounting System shall be implemented after approval by the Board.  Unless expressly required by officially published laws and regulations of the PRC, changes in accounting procedures and practices may be implemented only upon approval by a majority of the Board.  The Financial and Accounting System, and changes thereto, shall be filed with the relevant PRC government departments for the record as may be required by PRC law.

18.2                        Audit.

(a)                                  Annual Audit.  A Registered Auditor shall be engaged by the Company to examine and verify its annual accounts, and submit its report (in Chinese and English) to the Board and the Management Team.  If requested by either Party, the Company shall also retain independent accountants or auditors from an internationally recognized accounting firm to work jointly with the Registered Auditor.  Expenses incurred in respect of this work shall be paid by the requesting Party.  Any significant differences between the determinations of the Registered Auditor and such independent accountants or auditors shall be immediately referred to the Board.

(b)                                 Reports.  The Company shall prepare monthly, quarterly and annual financial statements of the Company for distribution to the Parties and submission to relevant departments of the PRC government, as may be required in accordance with officially published laws and regulations of the PRC.  Monthly and quarterly statements shall be distributed to the Parties within [**] days after the end of the relevant month or quarter.  The Company shall submit to the Parties for their respective financial reporting purposes and to each Director the audited annual accounts within [**] days after the end of the fiscal year, together with the audit report of the Registered Auditor.

(c)                                  Outside Audit.  With [**] calendar days prior written notification to the Company, each Party may appoint on its behalf and at its own expense an accountant(s) registered either in PRC or abroad (including an accountant from a foreign firm of certified public accountants) or it’s own employee to audit the Company’s accounts.  The Company will permit such personnel to have access to the Company’s books and records and will provide such accountant with office space and all other reasonable facilities to enable the personnel to carry out the audit. The Party appointing the personnel shall ensure that the accountant keeps confidential all documents audited by such person. In case material difference between the audit result and the financial report issued under the Article 18.2(a), and the determinations of any such audit are accepted by the Board, the Company shall make a retroactive adjustment as regards the preceding annual accounts in the next year, and the Board should determine whether to replace the Registered Auditor or not.

18.3                        Bank Accounts.  The Company shall open RMB bank accounts and foreign exchange accounts in accordance with relevant PRC laws and regulations.

18.4                        Settlement of Expenses.  In principle, except where payment in foreign exchange is required pursuant to this Contract or other agreements entered into by the Company, all payments to be made by the Company in PRC (including but not limited to expenses and compensation for labor other than expatriate personnel) shall be settled and paid by the Company in RMB.

18.5                        Profits Distribution.

(a)                                  The Company shall determine the amount of its after-tax distributable profit, in accordance with the Financial and Accounting System, on an [**] basis.

(b)                                 After the payment of income taxes by the Company, the Board shall determine, based on the applicable laws and regulations and the Company’s business needs, the [**] allocations of after-tax profits to the Company’s Reserve Fund, Bonus and Welfare Fund, and Enterprise Expansion Fund (“Three Funds”).

(c)                                  After using the after-tax profits to make up for the losses of the previous years and making allocations to the Three Funds, the Company shall, unless otherwise decided by the Board, distribute the remaining profits to the Parties.

(d)                                 The plan of profit distribution or retention shall be decided within the first Board meeting of the next fiscal year.

(e)                                  The Company shall not distribute profits unless the accumulated losses have been made up in full.

(f)                                    Any profit distribution declared by the Board will be paid to the Parties in proportion to the actual amount of the registered capital contributed by each Party at the time of the profit distribution and within [**] days after the end of the previous fiscal year.

18.6                        Access to records. Each Party shall be entitled to obtain at any time complete information with respect to all accounts and financial reports of the Company, and representatives or consultants of the Parties shall have full access to all books and financial records, at each such Party’s own expense.  ‘The Company and the other Party shall extend full cooperation to any such inspection.

ARTICLE 19
TAXATION AND INSURANCE

19.1                        Income Tax, Customs Duties and Other Taxes.

(a)                                  The Company shall pay taxes in accordance with the relevant national and local laws and regulations of PRC.  Chinese and foreign employees shall pay individual income taxes in accordance with applicable Chinese laws and regulations.

(b)                                 The Company shall, immediately after the establishment of the Company, submit a tax registration application to appropriate tax authorities in PRC.

19.2                        Insurance.  The Company will take out appropriate insurance in accordance with its business requirements.

ARTICLE 20
DEADLOCK

20.1                        In case of any Deadlock arising out this Contract, the Parties agree to settle such Deadlock according to Article 20.2.

20.2                        Deadlock Resolution Procedure.  In the event of a Deadlock, either Party may serve a notice (the “Deadlock Notice”) in writing to the other Party, electing to invoke the following “Deadlock Resolution Procedure”:

(1)                                  For Deadlock matters relating to approval of the annual budget or annual business plan for any single year, the Board shall adopt the prior year’s inflation-adjusted budget or annual business plan, as the case may be, until the Board adopts a new annual budget or annual business plan for such year.

(2)                                  For all other Deadlock matters, during the initial [**] days following receipt of the Deadlock Notice, the Chairman and Vice Chairman shall attempt in a commercially reasonable manner to resolve the Deadlock.

(3)                                  If, following such initial [**] day period, the Deadlock continues to exist, then the Chief Executive Officers of each Party shall attempt in a commercially reasonable manner to resolve the Deadlock for a [**] day period (the “Secondary Negotiations”).

(4)                                  If a Deadlock continues to exist after the Secondary Negotiations, either Party may submit the dispute for arbitration in accordance with Article 29 of this Contract.

(5)                                  If neither Party submits the Deadlock to arbitration and the Deadlock continues to exist [**] calendar days after the Deadlock Notice, then either Party shall have the right to exercise its options under Article 24.2.1.

Any negotiated resolution of the Deadlock pursuant to the Deadlock Resolution Procedure shall be binding on the Parties and the Board.

20.3                        In all other cases where the Board is unable to come to a decision, but the matter does not rise to the level of the Deadlock as defined, the proposed resolution shall be deemed rejected.

20.4                        Both Parties shall use their reasonable best efforts to avoid the occurrence of a Deadlock.

ARTICLE 21
CONFIDENTIALITY

21.1                        Confidentiality.

(1)                                  Each Party shall maintain the secrecy and confidentiality of, and not disclose to any entity or person other than the Parties and the Company, any proprietary, secret or confidential data and information relating to the Company, or its business operations, or belonging to the other Party, or disclosed by the other Party at any time during or for the purpose of negotiation of this Contract or the establishment or operation of the Company (the “Confidential Information”).

(2)                                  The Parties agree not to, and agree to ensure its appointed directors and managers will not, use any Confidential Information for their own purposes or for any purpose other than the implementation of the Company’s business.

(3)                                  Each Party agrees to abide by these obligations of confidentiality and non-use during the term of this Contract, including any extension thereof, or for so long as the Company continues to exist, and for a period of [**] years thereafter.

(4)                                  The Company shall cause its personnel to be bound by and comply with the obligations set out in this Article 21. To this effect, and undertaking of secrecy and no-use, in form and substance satisfactory to the Parties, shall be included in all labor or service contracts signed by Company personnel.

21.2                        This Article shall not prohibit disclosure or use of any information if and to the extent:

(1)                                  the disclosure or use is required by law and any regulatory body pursuant to the law;

(2)                                  the disclosure or use is required for the purpose of any judicial proceedings arising out of this Contract or any other agreement or contract entered into under or pursuant to this Contract or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(3)                                  the disclosure is made to professional advisers of the Parties provided that such professional advisers comply with provisions of this Article 21 in respect of such information as if they were a Party to this Contract;

(4)                                  the information becomes publicly available (other than by breach of this Contract);

(5)                                  the Parties have given prior written approval to the disclosure or use.

21.3                        In connection with the negotiations of this Contract, confidential information and documentation has been and will be exchanged between the Parties.  The receiving Party agrees that it will keep confidential such information and documentation and that it will use such information and documentation only for the purpose of achieving the common goals in this Contract and the Ancillary Agreements, unless prior written approval to use it otherwise is received from the other Party.  Neither Party will permit its representative to issue any press release, public statement or other public notice with respect to the establishment of the Company or the other transactions contemplated by this Contract and the Ancillary Agreements without the consent of the other party except as required by applicable law or regulation.  If a disclosure is required by law or regulation, the Parties will make every effort to consult with each other on the contents of the disclosure prior to any required public disclosure. The Confidentiality Agreement between the parties dated as of [**] shall otherwise apply to this Contract and is hereby incorporated by reference.

ARTICLE 22
NON-COMPETITION

22.1                        During the term of the Company, each Party undertakes not to (i) establish any new joint venture with any Third Party or any new business to develop, manufacture or market products that compete directly or indirectly with the Products manufactured for the PRC market; nor (ii) enter into any new license to provide technical and manufacturing technology or know-how for products to a Third Party that compete directly or indirectly with Products manufactured for sale in the PRC market.  The foregoing shall not limit or restrict A123 or its wholly-owned subsidiaries in the PRC (a) from conducting business in the PRC for all purposes, provided that they do not directly or indirectly compete with Products manufactured by the Company for sale in the PRC market or (b) from supporting A123 customers who are not Chinese automotive original equipment manufacturers (OEMs) and whose final product, including the battery pack, is not manufactured in the PRC, but who want to source and purchase products from A123 for delivery in the PRC.

22.2                        Nothing in this Contract shall restrict or prohibit A123 from selling A123 battery cells to customers in China other than to the Company.  A123 shall offer the Company the most favorable price terms offered to its customers in China for battery cells under similar circumstances, including similar purchase volumes.

22.3                          Without any limitation to Article 22.1, each Party warrants that it will not, and that it will procure that, in the case of Party A, its controlled subsidiaries (as defined in Article 22.7), excluding the Company, and in the case of Party B, its Affiliates, excluding the Company, will not provide development, manufacturing and sales or services in relation to the Products in the PRC during the Term of the Contract.  Party A will use its best efforts to prevent any related entities which are not controlled subsidiaries as defined in Article 22.7 from developing, manufacturing, selling or providing services in relation to the Products in the PRC during the Term of the Contract, and will immediately notify A123 of any such potential competition.  Notwithstanding the above, in the event that any equipment manufacturer (OEM) of automotives in PRC insists it will not directly purchase the Products from the Company, Party B or its Affiliates may supply Products to such OEM, provided that the Products, excluding the cells, are sourced from the Company.  In special cases, Party B or its Affiliates may also sell the Products to Chinese automotive OEMs other than the SAIC Group, without procuring the Products from the Company, if (i) the OEM refuses to do business with the Company despite commercially reasonable efforts on the part of the Company and Party B to promote the Company’s products to the OEM and both Parties have exhausted all options to convince the OEM; (ii) a majority of the Board negotiating in good faith agrees to such sales; and (iii) in any case Party B cannot sell directly to a Chinese OEM without procuring the Products from the Company to more than [**] customer programs over any [**] year period.

22.4                        A123 shall be free from the obligations in Article 22.1 above not to develop, manufacture or market products that compete directly with the Products manufactured for sale in the PRC market or license third parties to do so, if (i) SAIC Motor buys relevant battery system products from any of its other subsidiary or joint venture companies (regardless of whether SAIC Motor has management control over those subsidiary or joint venture companies); (ii) SAIC Motor buys relevant battery system products or battery cells from any entity in the SAIC Group;  (iii) the Company fulfills less than the percentage stipulated in Article 10.3 of its cumulative cell requirements with purchases of A123 battery cells; or (iv) Party A breaches Article 22.3.

22.5                        In the circumstances pursuant to Article 22.4 that A123 is entitled to establish new businesses to make and sell products similar to the Products, A123 will also be entitled to grant technology licenses to Third Parties or its Affiliates to develop and manufacture products similar to the Products of the Company.  If A123 intends, pursuant to Article 22.4, to establish a new business in China to make and sell products similar to the Products, it shall give the Company and Party A written notice thereof [**] days prior to the establishment of the new business. Upon service of the notice to the Company and Party A, Article 22.1 shall have no further binding force on either Party. Party B may also avail itself of other remedies under this Contract, including remedies pursuant to Article 24.2.2 herein, on the grounds of material breach of Contract by Party A.

22.6                        If Party B breaches Article 22.1 and Article 22.3, then without prejudice to other remedies in this Contract, Party A shall be entitled to establish a new business to manufacture and sell the same products as the Products. In these circumstances, Party A is also free from its obligations as stipulated in Articles 9.2(a), 10.3, 22.1 and 22.3. If Party A intends, pursuant to this Article 22.6, to establish a new business in China to make and sell products similar to the Products, it shall give the Company and Party B written notice thereof [**] days prior to the establishment of the new business. Upon service of the notice to the Company and Party B, Article 22.1 shall have no further binding force on either Party.  Alternatively to the above, Party A may also avail itself of other remedies under this Contract, including remedies pursuant to Article 24.2.2 herein, on the grounds of material breach of Contract by Party B.

22.7                        Party A agrees that during the term of the Company, it will not and will not allow any of its controlled subsidiaries, employees, directors or executive officers or those of its controlled subsidiaries, to develop, produce or sell battery cell products that compete with A123’s battery cell business or establish any new legal entity or business, either directly or indirectly, to do the same.  For purposes of the foregoing, “controlled subsidiaries” shall include, without limitation, joint venture companies or affiliated companies in which Party A has management control or at least 50% direct or indirect equity ownership.  Party A will use its best efforts to prevent any related entities in which it does not have such control from competing with A123’s battery cell business and will immediately notify A123 of any such potential competition.

ARTICLE 23
JOINT VENTURE TERM

23.1                        Effective Date.  This Contract may only be submitted to the relevant PRC authorities for approval and/ or registration jointly by the Parties upon due execution by the duly authorized representatives of the Parties of the Contract and the Letter of Intent regarding Production Programs. The Party submitting this Contract and other relevant documents on behalf of the Parties shall keep the other Party fully informed throughout the submission process of any feedback from the Approval Authority and shall consult with the other Party regarding responses to the Approval Authority.  The Contract, Ancillary Agreements, Feasibility Study and other documents submitted for approval may only be amended with the approval of both Parties.  For the avoidance of doubt, the Contract shall come into effect on the date (the “Effective Date”) which is the later of (a) the date the Approval Authority issues its certificate of approval and (b) the date of execution of the Letter of Intent regarding Production Programs.

23.2                        Joint Venture Term.  The term of the Contract and the Company (“Term”) shall be twenty (20) years commencing from the Establishment Date.

23.3                        Extension of Joint Venture Term.  Prior to the expiration of the initial Term of this Contract, or any extension thereof, the Parties may agree to extend the term, subject to approval by the Approval Authority.  Negotiations for such extension shall begin not later than five hundred and forty (540) days prior to the expiration of the initial Term (or any extension thereof) of this Contract and subject to the successful conclusion of such negotiations, an application for extension shall be submitted to the Approval Authority for approval no later than six (6) months prior to the expiration of the Term or extension.

ARTICLE 24
BUY-OUT/SALE OF THE COMPANY

24.1                        Events Creating Right to Buy-Out/Sale Option.

24.1.1              Company Termination Events.  The following events shall be defined as the “Company Termination Events”:

(a)                                  Inability of the Company to continue operations because of significant losses suffered by the Company in [**] consecutive years or accumulated losses of up to [**]% of the share capital of the Company and, after consultations, the

Parties are unable to agree on a method to improve the economic situation of the Company to the extent satisfactory to both Parties;

(b)                                 Inability of the Company to continue operations for a continuous period of six (6) consecutive months or more because of an Event of Force Majeure;

(c)                                  Any government authority having authority over either Party or the Company requires any provision of this Contract to be revised in such a way as to cause significant adverse consequences to the Company or either Party;

(d)                                 Any approval, permit, license, certificate, waiver or right materially affecting the Company’s ability to conduct the full scope of activities contemplated in this Contract is not obtained or is declared void, rescinded or amended in a materially adverse manner;

(e)                                  Expropriation or requisition of all or a material portion of the assets or property of the Company in the PRC, with the effect that the operations of the Company are, in the reasonable opinion of either Party, materially adversely affected;

(f)                                    Issuance of an order by the PRC government to cease operations because of serious violations by the Company of PRC law;

(g)                                 The Company is subject to an Insolvency Event;

(h)                                 The Company is unable to obtain financing for operations; and

(i)                                     A Deadlock remains unresolved after the Parties have attempted, in good faith, the Deadlock Resolution Procedure pursuant to Article 20.2.

24.1.2              Breach Termination Events.  The following events shall be defined as the “Breach Termination Events”:

(a)                                  A material breach by, or failure of either Party to perform its obligations under this Contract or the failure of any party to an Ancillary Agreement to perform its obligations under such contract if, in the reasonable opinion of the non-breaching Party or, in the case of an Ancillary Agreement, the non-breaching party to such Ancillary Agreement which is also a Party to this Contract or the Company, such non-performance defeats the economic objectives of this Contract and of the establishment of the Company or creates a material risk of loss to such non-breaching Party or, in the case of an Ancillary Agreement, the non-breaching party to such Ancillary Agreement which is also a Party to this Contract, or the Company or materially and adversely affects the value of its interest in the Company;

(b)                                 Failure of either Party to make its contributions in accordance with Article 6.2 where such failure continues for a period of more than [**] months;

(c)                                  Failure of any of the conditions set forth in Article 6.5 to be satisfied within [**] days after the Establishment Date;

(d)                                 A Party is subject to an Insolvency Event and the Party that is not the Affected Party gives thirty (30) days’ prior written notice of termination to the Affected Party;

(e)                                  Pursuant to Article 8.3.2, the Non-Acquired Party has the right to exercise its options under Article 24.2.2;

(f)                                    An action, suit or proceeding is pending or threatened against either Party or any of its properties before any court, arbitrator or governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign, with respect to, or which could have a material effect on, this Contract or the Company;

(g)                                 Definitive Contracts (as defined in the Letter of Intent regarding Production Programs) in relation to the supply of 100% of the battery systems required under the IP 24 Program, or similar definitive contracts in relation to the supply of 100% of battery systems for the first of Party A or its controlled subsidiaries’ electric vehicle or hybrid electric vehicle program to go into production, have not been executed with the Company by [**] or such extension as the Parties may mutually agree upon;

(h)                                 There is a material breach by Party A of the Letter of Intent regarding Production Programs; and

(i)                                     Failure of either Party to act in good faith in conducting the Change Impact Assessment, Deadlock Resolution Procedure, or determination of the Purchase Price under Article 24.3.

24.1.3              Party B Option Event.  If the Company fulfills less than the percentage required by Article 10.3 of its cumulative cell requirements with purchases of A123 battery cells, such event shall be defined as the “Party B Option Event.”

24.1.4              Revenue Target Event.  If the Company does not achieve audited annual sales revenues of at least US$[**] by the end of [**], or revenues after the end of [**]fall below US$[**] and remain below that level for [**] years consecutively, such event shall be defined as the “Revenue Target Event.”

24.2                        Right to Exercise Buy-Out/Sale Options.

24.2.1              If any of the Company Termination Events occur and are continuing, either Party shall have the right, subject to any required governmental approvals, to elect, in a written notice to the other Party within [**] business days of the occurrence of such event (the “Election Period”), to continue the business by:

(a)                                  Purchasing all of the equity interest of the other Party pursuant to the buy-out procedures in the provisions that follow (the “Full Buy-Out Option”); or

(b)                                 Purchasing a specified part, but not all, of the equity interest of the other Party pursuant to the buy-out procedures in the provisions that follow (the “Partial

Buy-Out Option”).

If neither Party elects to continue the business during the Election Period, either Party shall have the right to elect, in a written notice to the other Party, to terminate this Contract.

24.2.2              If any of the Breach Termination Events occur and are continuing, the non-breaching Party shall have the right, subject to any required governmental approvals, to elect, in a written notice to the other Party, to:

(a)                                  Continue the business by exercising the Full Buy-Out Option

(b)                                 Continue the business by exercising the Partial Buy-Out Option

(c)                                  Requiring the other Party to purchase all of the equity interest of such Party pursuant to the buy-out procedures in the provisions that follow (the “Full Put Option”);

(d)                                 Requiring the other Party to purchase a specified part, but not all of the equity interest of such Party pursuant to the buy-out procedures in the provisions that follow (the “Partial Put Option”); or

(e)                                  Not continue the business and, by written notice to the other Party, to terminate this Contract.

24.2.3              If the Party B Option Event occurs and is continuing, Party B shall have the right, subject to any required governmental approvals, to elect, in a written notice to the other Party, to exercise a Partial Put Option or Full Put Option.

24.2.4              If the Revenue Target Event occurs and is continuing, unless otherwise agreed, either Party may have the right to terminate this Contract by written notice to the other Party.

24.2.5              The existence of the right to exercise any of the buy-out or put options pursuant to this Article 24.2 shall not limit the right of a party to sell its equity interest to Third Parties pursuant to Article 7.1.

24.3                        Procedure for Valuation and Sale of Equity Interests.  Pursuant to a buy-out or put option under Article 24.2, the Party purchasing the equity interest (the “Purchasing Party”) shall be obligated to purchase the equity interest of the other Party (the “Selling Party”) at a price calculated and paid as follows:

24.3.1              The Selling Party and the Purchasing Party shall discuss and agree upon a purchase price of the interest of the Selling Party (the “Purchase Price”) based on a valuation of the equity interest in the Company performed by the Independent Appraiser.  To the fullest extent permitted by PRC law, the Independent Appraiser shall be instructed to appraise the equity interest in the Company based on the net assets of the Company, to be determined by the Company’s balance sheet effective on the date of the exercise of the applicable option pursuant to Article 24.2 (the “Exercise Date”), plus an additional payment to be negotiated in good faith to reflect the going concern value (including goodwill) of the Company based on the actual circumstances of the Company and taking into account the market value of companies in similar industries and internationally accepted principles relevant to the determination of the going concern value.  After the valuation of the equity interest, the Purchase Price shall be determined by multiplying the valuation by the percentage of the Company’s registered capital contributed by the Selling Party.

24.3.2              After the Purchase Price has been determined in accordance with Article 24.3.1, the Parties shall use their best efforts to secure all necessary governmental approvals and comply with all administrative procedures required in connection with the purchase within [**] days after the date on which the Purchase Price is determined.  Payments in connection with a purchase of either Party’s interest in the registered capital of the Company shall be made within [**] days following the determination of the Purchase Price and the receipt of all necessary governmental approvals for the purchase.

24.3.3              In the event that both Parties wish to exercise their Full Buy-Out Options, each Party shall submit the proposed price at which it would purchase the other Party’s interest in the registered capital of the Company in sealed bids to the Board, which must provide for a cash offer calculated in United States dollars.  The Party with the higher bid (taking into account the percentage of the registered capital to be purchased) may purchase the other Party’s interest by paying the other Party the bid price in cash within [**] days following the opening of the bids and the receipt of all necessary governmental approvals for the purchase.

24.3.4              Payments to Party B shall be in United States dollars, computed at the rate that is the average of the United States dollar buying and selling rates quoted by the People’s Bank of China (“PBOC”) on the purchase date.  Payments to Party A shall be made in Renminbi.  If the Purchase Price is determined in Renminbi, then it shall be computed at the rate that is the average of the United States dollar buying and selling rates quoted by PBOC on the purchase date.

24.4                        Confidential Information.

24.4.1              If Party B is no longer a shareholder of the Company or its share of equity interest in the Company falls below 49% for any reason, Party A shall have the right to opt by written notice either continuous performance or termination of the Technology License Contract, Trademark License Contract, Professional Services Contract and any other contract it has entered into with the Company within [**] days of Party B ceasing to be a shareholder of the Company or Party B’s share of equity interest in the Company falling below 49% for any reason, provided that in order to continue the foregoing Contracts, the cumulative purchases of A123 battery cells is no less than [**]%) of its cumulative cell requirements pursuant to Article 10.3.  If at any time the Company’s cumulative purchases of A123 battery cells pursuant to the most favorable price terms provided in Article 22.2 of this Contract is lower than [**]%) of its total cumulative cell purchases pursuant to Article 10.3, Party B shall be entitled to immediately terminate the Technology License Contract, Trademark License Contract, Professional Services Contract and any other contract it has entered into with the Company.  Upon Party B’s request, Party A shall procure that the Company terminates any and all contracts between Party B and the Company.  Party A shall further return to Party B all documentation, material, inventory and all other items that incorporate or embody the Licensed Technology and other Intellectual Property or Confidential Information of Party B and its Affiliates.

24.4.2              If Party B and/or a Party B designee purchases all of Party A’s interest in the registered capital of the Company, Party B shall return to Party A all documentation, material, inventory and all other items that incorporate or embody the Confidential Information of Party A and its Affiliates.

24.5                        PRC Restrictions.  If Party B is unable under PRC laws and regulations to acquire part or all of Party A’s interest pursuant to this Article 24, then Party B shall have the right to designate a qualified third party to purchase part or all of Party A’s interest in the registered capital of the Company.

24.6                        Cooperation of the Parties.  The Parties shall execute all documents and take all other necessary actions to obtain approvals and effect changes to the registration of the Company to reflect changes in ownership of the Company pursuant to this Article 24.

ARTICLE 25
TERMINATION

25.1                        Termination.  This Contract shall be terminated in accordance with the procedures set forth in the Articles of Association, Joint Venture Law, and other officially published laws and regulations upon (i) the expiration of the Term (if not extended) or any extension thereof, (ii) the purchase by or transfer to one Party of the entire interest of the other Party in the registered capital of the Company pursuant to an exercise of a Full Put Option, Full Buy-Out Option, a voluntary transfer of interest or other transfer of interest permitted by this Contract, (iii) the non-breaching Party elects to terminate the Contract upon the continued occurrence of Breach Termination Event or (iv) the mutual written agreement of the Parties to terminate this Contract.

25.2                        Cooperation of Parties.  After the Contract terminates pursuant to Article 25.1, the Company and the Parties shall take all reasonable steps to promptly accomplish any acts related to the termination of the Contract or the liquidation or dissolution of the Company in accordance with applicable officially published laws and regulations of the PRC, and the Board shall promptly apply to the Approval Authority for approval of such dissolution.

25.3                        Effects of Termination.  The termination of this Contract for any reason shall not release a Party from its liability to pay any sums of money accrued, due and payable to the other Party, or from its then-accrued and unfulfilled obligations including any liability to the Company or the other Party in respect of any breach of this Contract, and shall in no way affect the remedy rights of one Party against the other Party stipulated herein.  The Parties shall also comply with Article 24.4.

ARTICLE 26
LIABILITY FOR BREACH OF CONTRACT AND REMEDY

26.1                        Breach of Contract.  If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party is untrue or materially inconsistent with the fact, such Party is deemed to have breached this Contract.

26.2                        Material Breach.  Any circumstance arising out of Article 24.1.2(a) or (b)  constitutes a material breach of this Contract.

26.3                        Remedy.

26.3.1              Indemnity.

(a)                                  If the Company incurs any fees, expenses, indebtedness or losses, including but not limited to loss of profit, as a result of the breach of Contract by either Party, the breaching Party shall indemnify and hold the Company harmless from any such fees, expenses, indebtedness or losses.

(b)                                 If the non-breaching Party incurs any fees, expenses, indebtedness or losses, including but not limited to loss of profit, as a result of the breach of Contract by the breaching Party, the breaching Party shall indemnify and hold the non-breaching Party harmless from any such fees, expenses, indebtedness or losses.

26.3.2              Delay or Failure to Pay Capital Contributions.

(a)                                  Should any Party fail to pay any portion of its contribution to the registered capital of the Company at the time and in the amounts stipulated in Article 6 of this Contract, the Breaching Party shall pay to the Company an overdue fine equal to 50/000 of the portion of capital contribution that becomes due for each day of such delay until the day when such overdue contribution is paid in full.

(b)                                 In the event that a Party’s payment of a certain portion of the capital contribution is overdue for a period in excess of  [**] months, the non-breaching Party may independently and at its sole discretion elect to exercise a buy-out or put option, pursuant to Article 24.2.2, or within [**] month after such [**]-month period, subscribe to the overdue contribution in lieu of the breaching Party, in which case the percentage of the shareholding by the performing Party in the Company shall be adjusted accordingly.

(c)                                  In the case that the non-breaching Party fulfills such subscription as stipulated in the above section (b), the Breaching Party is obligated to take all necessary measures to reflect the same change in respect of equity interests in the Company by the Parties.  The Breaching Party shall cause its appointed directors to vote, in favor of such adjustment in its representation on the Board and all other necessary measures in this regard.

ARTICLE 27
LIQUIDATION

27.1                        Liquidation Committee.  If, upon the expiration of the term of the Company’s business license or upon any earlier proposed dissolution of the Company, neither Party wishes to continue the Company’s business either on its own or together with a third party, the Board shall adopt a resolution to liquidate the Company, formulate liquidation procedures and principles, nominate candidates of the liquidation committee (the “Liquidation Committee”) in accordance with laws and regulations governing the liquidation of foreign-invested enterprises (the “Liquidation Regulations”), and submit its proposals to the Approval Authority for verification.  The Approval Authority shall supervise the liquidation of the Company, which shall proceed in accordance with the applicable provisions of the Joint Venture Law, Liquidation Regulations and Articles of Association.

27.2                        Payment of Liquidation Proceeds.

(A)                              In formulating applicable liquidation principles, the Board shall instruct the Liquidation Committee that, to the extent that circumstances, including the financial condition of the Company, permit, the Liquidation Committee shall divide and distribute the assets to the Parties in accordance with their percentage interests in the registered capital of the Company, provided, however, that all Licensed Technology and other Confidential Information of Party B and its Affiliates shall be transferred to Party B.  If, however, and except as provided for in the foregoing sentence regarding the Licensed Technology and other Confidential Information of Party B and its Affiliates, such division and distribution of assets would diminish the value of the assets, the Liquidation Committee shall not carry out such division or distribution but shall instead sell the assets in order to realize their maximum value.

(B)                                Payment of amounts due to either Party in connection with the liquidation of the Company shall be made within [**] days after the Liquidation Committee has disposed of the Company’s assets and discharged all Company debts.  Payments to Party B shall be made in United States dollars or some other mutually-agreed foreign currency.

27.3                        Cancellation of Registration.  After the liquidation of the Company is completed, the Liquidation Committee shall promptly submit a report thereon to a meeting of the Board for approval and submission to the relevant approval authority and shall carry out the procedures for turning in the Company’s business license and canceling its registration at the relevant AIC. Application shall be made with the  relevant AIC for de-registration and cancellation of the business license of the Company and a public announcement of the Company’s dissolution shall be made. After the dissolution of the Company, its accounting vouchers, books and documents shall be handled in accordance with the provisions of the relevant laws, regulations and decrees of PRC.  The date of cancellation of the original registration of the Company shall be the date upon which the Board shall be dissolved and cease to exist.

27.4                        Survival of Claims. The rights of each Party arising in respect of any breach of this Contract occurring prior to the date of the Company’s dissolution or liquidation shall remain in full force and effect.

ARTICLE 28
FORCE MAJEURE

28.1                        Force Majeure.  “Event of Force Majeure” means an event beyond the control of a Party, as a result of which the Party is unable to perform its obligation under this Contract. An Event of Force Majeure includes, but is not limited to: prohibition or acts by government or public agency, riot, war, hostility, public disturbance, labor disputes, failure or interruption of transportation or other utilities, epidemic, fire, flood, earthquake, storm, tidal wave or other acts of nature.

28.2                        Notification of Occurrence.  If a Party has been prevented from performing its responsibilities stipulated in this Contract because of an Event of Force Majeure, it shall notify the other Party in writing within fourteen (14) days after the occurrence of such Event of Force Majeure, and both Parties shall use reasonable endeavors to mitigate damages, to the extent possible. If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract.  A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate actions to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by the Event of Force Majeure.

ARTICLE 29
APPLICABLE LAW AND DISPUTE SETTLEMENT

29.1                        Applicable Law.  The formation, validity, interpretation, execution, amendment and termination of this Contract shall be governed by the published laws and regulations of PRC.

29.2                        Arbitration.

(a)                                  Any dispute arising from, out of or in connection with this Contract shall be settled through friendly consultation between the Parties. Such consultations shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within [**] days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, upon the request of any Party with notice to the other Party, be submitted to the Singapore International Arbitration Centre (hereinafter referred to as SIAC) for arbitration in Singapore under the auspices of, and according to the arbitration rules of,  SIAC, which rules are deemed incorporated by reference to this clause.  However, if the SIAC Rules conflict with the provisions of this Article 29, the provisions of this Article 29 shall prevail.

(b)                                 There shall be three (3) arbitrators, each of whom must be fluent in English.  Party A shall select one arbitrator and Party B shall select one arbitrator, and both arbitrators shall be selected within [**] days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and to the extent permitted by SIAC rules, the Parties shall not be limited in their selection to any prescribed list.  Within [**] days after the appointment of the second arbitrator, the two arbitrators appointed by the Parties shall select a third arbitrator to act as chairman of the tribunal.  In no event shall the chairman of the tribunal be of the same nationality as either of the Parties.  If any arbitrator has not been appointed within the time limits specified herein, SIAC shall make the appointment within [**] days of a written request by either Party.

(c)                                  The arbitration shall be conducted in both English and Chinese,

with translation costs to be treated as arbitration costs.

(d)                                 The arbitral award shall be final and binding upon all Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

(e)                                  Judgment upon the award rendered by the arbitration may be enforced by any court having jurisdiction, or application may be made to such court for a judicial recognition of the award.  The Parties hereby expressly waive any defense of sovereign immunity or any other immunity from legal proceedings or arbitration.

(f)                                    Notwithstanding anything contained in this Article 29 to the contrary, each Party shall have the right to institute judicial proceedings in any court of competent jurisdiction against the other Party in order to protect the instituting Party’s Confidential Information or to enforce the instituting Party’s Intellectual Property and other rights hereunder through specific performance, injunctions or similar equitable relief, orders to preserve assets and evidence or other emergency relief, including without limitation relief against any breach of Article 21.

29.3                        Continued Implementation of Contract.  During the period of arbitration, the Parties shall in all other respects which are not in dispute continue their implementation of this Contract.

ARTICLE 30
MISCELLANEOUS

30.1                        Amendment and Modification of the Company.  Amendments to this Contract or its Schedules or attachments may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties and, unless prior approval from the Approval Authority is statutorily required, will become effective as soon as the amendments are filed with the Approval Authority for record.

30.2                        Severability.  The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

30.3                        Language.  This Contract is executed in English and Chinese.  Both language versions shall be equally authentic.

30.4                        Entire Contract.  This Contract and the Schedules and attachments attached hereto constitute the entire Contract between the Parties with respect to the subject matter of this joint venture and supersede all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Contract.  The headings to Articles are for ease of reference only and shall have no legal effect.

30.5                        Waiver.  Unless otherwise provided for, failure or delay on the part of any Party hereto to exercise any right, power or privilege under this Contract shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.

30.6                        Notices.  Notices or other communications required to be given by any Party or the Company pursuant to this Contract shall be written in English and may be delivered personally or sent by registered airmail (postage prepaid), by a recognized courier service or by facsimile transmission to the addresses of the other Parties set forth below. The dates which notices shall be deemed to have been effectively given shall be determined as follows:

(a)                                  Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b)                                 Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh day after the date on which they were mailed (as indicated by the postmark).

(c)                                  Notices given by courier shall be deemed effectively given on the third day after they were sent by recognized courier service.

(d)                                 Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:

Party A:	SAIC Motor Co. Ltd.
No 489, Weihai Road
Shanghai, PRC
Attention: Chen Zhixin
Director

With a copy to:	Zhang Yuli, executive director of cooperation & legal affairs Dept.
Tel: 86-21-22011289
Fax: 86-21-22011777
Party B:	A123 Systems Hong Kong Limited
5705, 57th Floor, The Center
99 Queen’s Road
Central
Hong Kong
Tel:
Fax:
Attention: [**], Director

With a copy to:	A123 Systems, Inc.
Arsenal on the Charles
321 Arsenal Street
Watertown, MA 02472
USA
Attention: Eric Pyenson, Esq., Vice President and General Counsel

Tel: (617) 778-5745
Fax: (617) 924-8910

And:	John H. Chory, Esq,
Wilmer Cutler Pickering Hale and Dorr LLP
Bay Colony Corporate Center
1100 Winter Street
Waltham, MA 02454
Tel: 617-526-6000
Fax: 617-526-5000

Any Party may at any time change its address for service by notice in writing delivered to the other Party in accordance with the terms hereof.

30.7                        Each Party agrees that the Company shall be managed in accordance with the highest international business ethical standards and that no director, senior management personnel or working personnel of the Company will be permitted to engage in any act which violates applicable laws relating to corruption, bribery, fraudulent behavior or any other criminal activity.

30.8                        The Company and its officers, directors, employees and agents shall engage only in legitimate business and ethical practices in commercial operations and in relation to government authorities.  Neither the Company nor any of its officers, directors, employees or agents shall pay, offer, promise or authorize the payment, directly or indirectly, of any monies or anything of value to any government official or employee or any political party for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person (any such act, a “Prohibited Payment”).  A Prohibited Payment does not include the payment of reasonable and bona fide expenditures, such as travel and lodging expenses, which are directly related to the promotion, demonstration or explanation of products or services, or the execution of performance of a contract with a government authority or agency thereof; provided that such payments are permissible under law and customer guidelines.  The Parties hereby represent that, in connection the performance of their obligations under this Contract, the Parties, and their owners, directors, employees and agents, have not, and will not, pay, offer, promise or authorize, directly or indirectly, any Prohibited Payment.

ARTICLE 31
SCHEDULES AND ATTACHMENTS

The schedules attached hereto are hereby made an integral part of this Contract and shall be binding upon the Parties, along which the Articles of Association shall be submitted with this Contract together to the Approval Authority for approval.  The attachments, when executed, shall become binding upon the Parties thereto.  In the event of a conflict or discrepancy between this Contract and any of the Articles of Association, schedules or attachments, this Contract shall prevail.  The schedules and attachments are as follows:

Schedule A	Schedule of Capital Contributions

Schedule B	Disclosures to Representations and Warranties

[Signature page overleaf]

IN WITNESS WHEREOF, each Party has executed this Contract in eight (8) counterparts (in English and Chinese) through its duly authorized representative on the date first set forth above.

SAIC Motor Co., Ltd.		A123 Systems Hong Kong Limited

By:	/s/ Chen Zhixin	By:	/s/ David Vieau
	Name Chen Zhixin		Name: David Vieau
	Title Executive Vice President		Title: Authorized Representative

SCHEDULE A

SCHEDULE FOR CAPITAL CONTRIBUTIONS

		Contribution Sum (US Dollars)
No.	Time	Party A	Party B	Total (US Dollars)
1	Within [**] calendar days from the Establishment Date	1,938,000	1,862,000	3,800,000
2	Within [**] calendar days from the Establishment Date	1,453,500	1,396,500	2,850,000
3	Within [**] calendar days from the Establishment Date	1,453,500	1,396,500	2,850,000
Total		4,845,000	4,655,000	9,500,000

SCHEDULE B

DISCLOSURES TO REPRESENTATIONS AND WARRANTIES

[None.]

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